Exhibit 10.2
EXECUTION VERSION
SECURITIES PURCHASE AGREEMENT
     THIS SECURITIES PURCHASE AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of September 24, 2011 (the “Effective Date”) by and among Tang Capital Partners, LP, a Delaware limited partnership (“Tang”), RTW Investments, LLC, a Delaware limited liability company (“RTW” and, together with Tang, the “Investors”), RNCS, Inc., a Delaware corporation (the “Company”), and RXi Pharmaceuticals Corporation, a Delaware corporation (“RXi”).
RECITALS
     WHEREAS, RXi has formed the Company to accomplish the spin-off of RXi’s RNAi technology platform and drug candidates, including all intellectual property and related assets and rights (the “RNAi Platform”), as set forth in the Contribution Agreement, and transferred to the Company all right, title and interest in and to the RNAi Platform pursuant to the Contribution Agreement;
     WHEREAS, between the Effective Date and the Closing Date, the Investors have agreed to lend the Company up to $1,500,000 pursuant to the Bridge Notes for the purpose of funding the Company’s operations in accord with the Operating Budgets; and
     WHEREAS, the Investors desire to purchase from the Company and the Company desires to sell to the Investors, at the Closing (as defined below), shares of Series A Convertible Preferred Stock of the Company (such preferred stock being referred to herein as the “Preferred Stock” and such outstanding preferred shares being referred to herein as the “Preferred Shares”) upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
     NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties to this Agreement hereby agree as follows:
ARTICLE I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.
     Section 1.01 Definitions. In addition to the other terms defined throughout this Agreement, the following terms shall have the following meanings when used in this Agreement:
     “Action” means any claim, controversy, action, cause of action, suit, litigation, arbitration, investigation, opposition, interference, audit, assessment, hearing, complaint, demand or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.

     “Advirna Shares” means the shares of Company Common Stock to be issued to Advirna pursuant to the Advirna Amendment, in an amount determined in accordance with Annex II attached hereto.
     “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person.
     “Ancillary Agreements” means the Bridge Notes, the Guaranty, the Security Agreement, the Pledge Agreement, and the Subscription Agreement, as well as any other agreements, certificates or instruments to be entered into by the Parties pursuant to this Agreement or the Bridge Notes, the Guaranty, the Security Agreement, the Pledge Agreement or the Subscription Agreement.
     “Audited Financial Statements” means the audited consolidated balance sheets of RXi as of December 31, 2010, December 31, 2009 and December 31, 2008, and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity for the fiscal years then ended, accompanied by any notes thereto and the reports of RXi’s independent accountants with respect thereto.
     “Bridge Notes” means those certain Secured Convertible Promissory Notes, in the form attached hereto as Exhibit B, to be issued by the Company and purchased by the Investors as provided in Section 4.06 to fund the Business between Effective Date and the Closing.
     “Business” means research and development activities relating to the development of the RNAi Platform, as such activities are planned to be conducted by the Company commencing on the Effective Date, and as such activities have historically been conducted by RXi prior to the Effective Date.
     “Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York City are authorized or required to be closed.
     “Certificate of Designations” means the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company, substantially in the form attached hereto as Exhibit C.
     “Certificate of Incorporation” means the Certificate of Incorporation of the Company, as in effect as of the Effective Date, and as it shall be amended and restated prior to Closing as contemplated in Section 4.13(d) in the form to be provided by the Investors.
     “Closing Date” means the date on which the Closing actually occurs.
     “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

     “Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company, used by the Company, or historically used by, owned by or licensed to RXi, to the extent reasonably necessary for the conduct of the Business, including all Intellectual Property Rights in and to Company Technology.
     “Company’s Knowledge,” “Knowledge of the Company,” “Knowledge” and similar formulations mean that one or more of Mark J. Ahn, Robert E. Kennedy, Anastasia Khvorova, and Pamela Pavco (a) has actual knowledge of the fact or other matter at issue or (b) should have had actual knowledge of such fact or other matter assuming the diligent exercise of such individual’s duties as a director, officer or employee of the Company or RXi and after reasonable investigation of all employees of the Company or RXi reasonably expected to have actual knowledge of such fact or matter.
     “Company Technology” means any and all Technology used or proposed to be used in connection with the Business.
     “Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatsoever (including issuances or grants of Equity Interests), made directly or indirectly by the Company to or for the benefit of such Person or any Family Member of such Person.
     “Contemplated Transactions” means the transactions contemplated by this Agreement, including: (a) the purchase and sale of the Preferred Shares; (b) effecting the transactions contemplated under the Subscription Agreement; (c) the execution, delivery and performance of the Ancillary Agreements; (d) the execution and filing by the Company of the Certificate of Designations; (e) effecting the transactions contemplated under the Contribution Agreement; and (f) the Spin-Off.
     “Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
     “Contribution Agreement” means that certain Contribution Agreement by and between RXi and the Company, dated September 24, 2011, pursuant to which RXi has contributed and assigned the Assets to the Company.
     “Debt” means, with respect to any Person, and without duplication, all Liabilities, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, of such Person (a) for borrowed money (including amounts outstanding under overdraft facilities); (b) evidenced by notes, bonds, debentures or other similar Contractual Obligations; (c) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business); (d) for the capitalized liability under all capital leases of such Person (determined in accordance with GAAP); (e) in respect of letters of credit and bankers’ acceptances; (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements, in each case, to the extent payable if such Contractual Obligation is terminated at the Closing; and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.
     “Employee Plan” means any plan, program, policy, arrangement or Contractual Obligation, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA; (b) a pension benefit plan within the meaning of Section 3(2) of ERISA; (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (d) any other deferred-compensation, retirement, severance, welfare-benefit, reimbursement, bonus, profit-sharing, incentive or fringe-benefit plan, program or arrangement.
     “Encumbrance” means any charge, claim, community or other marital property interest, equitable or ownership interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership (other than, in the case of a security, any restriction on the transfer of such security arising solely under federal and state securities laws). “Encumber” has the correlative meaning.
     “Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     “Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances; (b) pollution or protection of public health or the environment or worker safety or health; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.
     “Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contractual Obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other

Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).
     “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Family Member” means, with respect to any individual, (a) such Person’s spouse; (b) each parent, brother, sister or child of such Person or such Person’s spouse; (c) the spouse of any Person described in clause (b) above; (d) each child of any Person described in clauses (a), (b) or (c) above; (e) each trust created for the benefit of one or more of the Persons described in clauses (a) through (d) above; and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his or her capacity as such custodian or guardian.
     “FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.
     “Financial Statements” means Audited Financial Statements and the Interim Financial Statements.
     “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
     “Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority.
     “Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority, or any other authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.
     “Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person; (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor; (ii) to purchase any obligation owed by such obligor; (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations; or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor; and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other Liabilities of such partnership or venture.

     “Guaranty” means that certain General Continuing Guaranty, in the form attached hereto as Exhibit E.
     “Hazardous Substance” means any pollutant, petroleum, or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Intellectual Property Rights” means all rights, title, and interests in and to all proprietary rights of every kind and nature however denominated, throughout the world, including:
     (a) patents, patent applications, copyrights, confidential information, trade secrets, database rights, and all other proprietary rights in Technology;
     (b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;
     (c) domain names, rights of privacy and publicity, and moral rights;
     (d) any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, and contractual rights relating to any of the foregoing; and
     (e) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.
     “Interim Financial Statements” means the unaudited consolidated balance sheet of RXi as of June 30, 2011, and the related unaudited consolidated statement of income and cash flow of RXi for the six months then ended, accompanied by any notes thereto.
     “Legal Requirement” means any United States federal, state or local or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any Permit granted under any of the foregoing, or any similar provision having the force or effect of law.
     “Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.
     “Material Adverse Effect” means any event, change, fact, condition, circumstance or occurrence that, when considered either individually or in the aggregate together with all other adverse events, changes, facts, conditions, circumstances or occurrences with respect to which such phrase is used in this Agreement, has had or would reasonably be expected to have a material adverse effect on: (A) the business, operations, results of operations, properties, assets, value, prospects or condition (financial or otherwise) of the Company, taken as a whole; (B) the Company’s ability to conduct the Business, in substantial accord with the manner in which RXi has historically conducted the Business; (C) the projected timing, costs or likelihood of success for developing or commercializing the Company’s lead product candidate for an anti-scarring indication, to the extent that such event, change, fact, condition, circumstance or occurrence is caused by or relates to: (i) the results reported to or observed by the Company with regard to the Company’s ongoing studies of the lead candidate designated as “RXI-109”; or (ii) any adverse development pertaining to any product candidate targeting connective tissue growth factor; or (iii) any development regarding Intellectual Property Rights that would reasonably be expected to have a material adverse impact on the development or commercialization of RXI-109; (D) the making of a public market for the Company Common Stock concurrent with the Spin-Off, including the ability of the RXi stockholders to publicly trade that portion of the Outstanding Common Stock that is distributed as part of the Spin-Off; or (E) the ability of the Company or RXi to consummate the Contemplated Transactions.
     “Operating Budgets” means the budget attached as Annex A to the Bridge Notes, the Second Tranche Budget (as defined in the Bridge Notes) and the Third Tranche Budget (as defined in the Bridge Notes).
     “Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business that is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital and the making of capital expenditures) and that is taken in the ordinary course of the normal day-to-day operations of such Person.
     “Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
     “Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

     “Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) liens in favor of lessors of Assets subject to leases included in the “Transferred Contracts” (as defined in the Contribution Agreement) and (c) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business the existence of which would not constitute an event of default under, or breach of, a Real Property Lease and the Liabilities of the Company in respect of which are not overdue or otherwise in default.
     “Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.
     “Pledge Agreement” means that certain Pledge, Assignment and Security Agreement in the form attached hereto as Exhibit A.
     “Registration Statement” means a registration statement or registration statements of the Company filed under the Securities Act pursuant to ARTICLE VII hereof.
     “Required Approvals” means the consents and approvals described on Schedule 1.01—Required Approvals.
     “Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
     “Retained Shares” means the shares of Company Common Stock to be retained by RXi after the Spin-Off and not distributed to the holders of RXi Common Stock on the Record Date. The number of Retained Shares shall be determined in accordance with Annex II attached hereto.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Security Agreement” means that certain Security Agreement in the form attached hereto as Exhibit D.
     “Spin-Off” means the distribution by RXi to its stockholders, on a share-for-share (i.e., 1:1) basis as a dividend, of a number of shares of Company Common Stock equal to the Target Float, as determined in accordance with Annex II attached hereto.
     “Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by Contractual Obligation or otherwise.
     “Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), gene sequences, assays, databases, computer software, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.
          Section 1.02 Certain Matters of Construction.
     (a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     (b) Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the Sections or subsections of this Agreement and shall not affect the construction hereof.
     (c) Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement and reference to a particular Section of this Agreement shall include all subsections thereof; (ii) references to an Article, Section, Exhibit, Annex or Schedule means an Article or Section of, or Exhibit, Annex or Schedule to, this Agreement, unless another agreement is specified; (iii) definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender; (iv) the word “including” means including without limitation; (v) any reference to “$” or “dollars” means United States dollars; and (vi) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time.

     (d) Neither the listing nor description of any item, matter or document in any Schedule hereto nor the furnishing or availability for review of any document will be construed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in connection herewith, except to the extent that such representation or warranty specifically refers to such Schedule and such modification, qualification or exception is clearly described in such Schedule.
     (e) The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.
     (f) Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”).
     (g) Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
ARTICLE II
PURCHASE AND SALE OF PREFERRED SHARES; CLOSING.
     Section 2.01 Purchase and Sale of Preferred Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to the Investors, and the Investors shall purchase from the Company, Preferred Shares in the respective amounts set forth opposite such Investor’s name on Annex I hereto.
     Section 2.02 Purchase Price. The aggregate purchase price (the “Purchase Price”) of the Preferred Shares will be $9,500,000, payable as provided in Section 2.04.
     Section 2.03 The Closing. The purchase and sale of the Preferred Shares (the “Closing”) shall take place at 10:00 a.m. (Pacific Time) at the offices of Ropes & Gray LLP, 3 Embarcadero Center, San Francisco, California, two Business Days after the satisfaction or waiver of the closing conditions set forth in ARTICLES V and VI, or at such other time and place as may be agreed to by the parties hereto.
     Section 2.04 Closing Deliverables and Payments.
     (a) Pre-Closing Deliverables and Payments. Subject to the receipt by the Investors of certificates signed by the Secretaries of the Company and RXi certifying as to the satisfaction of the closing conditions set forth in ARTICLES V and VI, the Investors shall, one Business Day prior to Closing, deliver or cause to be delivered to the Company an aggregate amount in cash equal to the Purchase Price, less the sum of the principal amount of and the accrued interest under the Bridge Notes as of the Closing Date (the “Cash Portion of the Purchase Price”), which shall be paid by the Investors as set forth opposite each such Investor’s name on Annex I hereto by wire transfer of immediately available funds.
     (b) Investors’ Closing Deliverables and Payments. Upon the terms and subject to the conditions set forth in this Agreement, in addition to the Cash Portion of the Purchase Price, at the Closing, the Investors shall also tender to the Company for cancellation the Bridge Notes, which, upon cancellation, shall constitute the payment of a portion of the Purchase Price.
     (c) Company’s Closing Deliverables. Upon the terms and subject to the conditions set forth in this Agreement, the Company shall issue and deliver or cause to be delivered to the Investors at the Closing certificates representing the Preferred Shares, in the respective amounts set forth opposite the Investors’ names on Annex I hereto.
ARTICLE III
REPRESENTATIONS AND WARRANTIES.
     Section 3.01 Representations and Warranties of the Company and RXi. In order to induce the Investors to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company and RXi hereby represent and warrant (for RXi, as it pertains to both RXi and the Company, and for the Company, as it pertains to the Company alone) to the Investors as follows:
     (a) Organization, Good Standing and Power. Each of the Company and RXi is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and each of the Company and RXi has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted (and, in the case of RXi, had the requisite corporate power to own, lease and operate the RNAi Platform). The Company does not have any direct or indirect subsidiaries or own securities of any kind in any other entity. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.
     (b) Authorization; Enforcement. The Company and RXi have the requisite corporate power and authority to enter into and perform this Agreement and the Ancillary Agreements (collectively, the “Transaction Documents”) and to perform their respective obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and the performance of the Contemplated Transactions by the Company and RXi have been duly and validly authorized by all necessary corporate action and no further consent or authorization of the Company or RXi or their respective boards of directors or stockholders is required to consummate the Contemplated Transactions. When executed and delivered by the Company and RXi, each of the Transaction Documents shall constitute a valid and binding obligation of the Company, Enforceable against the Company and RXi, as applicable.

     (c) Capitalization. As of the Effective Date, the Company has authorized (i) 1,000 shares of common stock, par value $0.0001 per share (the “Company Common Stock”), of which 100 shares are issued and outstanding (such number of shares being referred to herein as the “Outstanding Common Stock”), and (ii) no shares of Preferred Stock. The Outstanding Common Stock is held solely of record and beneficially by RXi. The Outstanding Common Stock has been duly and validly authorized and, except as set forth in this Agreement or as set forth on Schedule 3.01(c) hereto, no shares of Company Common Stock or any other security of the Company are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as set forth in this Agreement or the other Transaction Documents or on Schedule 3.01(c) hereto, there are no equity plans, contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except as set forth herein, the Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities. Except as set forth in this Agreement or the other Transaction Documents or on Schedule 3.01(c), the Company is not a party to, and it has no Knowledge of, any agreement or understanding restricting the voting or transfer of any shares of the capital stock of the Company.
     (d) Issuance of Shares. The Preferred Shares to be issued at the Closing have been duly authorized by all necessary corporate action and, when paid for and issued in accordance with the terms hereof, such Preferred Shares shall be validly issued and outstanding, fully paid and non-assessable, free and clear of all liens, encumbrances and rights of refusal of any kind. The Conversion Shares (as defined below) have been duly authorized by all necessary corporate action and, when issued upon conversion of the Preferred Shares, such Conversion Shares shall be validly issued and outstanding, fully paid and non-assessable, free and clear of all Encumbrances. Each share of Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Designations. The certificates to be used to evidence the Preferred Stock will comply in all material respects with all applicable legal requirements, the requirements of the Certificate of Incorporation and the Certificate of Designations (collectively, the “Certificate”) and the bylaws of the Company (the “Bylaws”).
     (e) No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the Contemplated Transactions, and the issuance of the Securities (as defined below) as contemplated hereby and thereby, do not and will not (i) violate or conflict with any provision of the Certificate or the Bylaws, each as amended to date; (ii) subject to obtaining the Required Approvals, conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract; (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected; or (iv) create or impose any Encumbrance of any nature on any property or asset of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its properties or assets are bound. The Company is not required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents.
     (f) Authorization of Certificate of Designations. The Certificate of Designations has been duly and validly authorized by the Company and, when filed by the Company with the Secretary of State of the State of Delaware, will be legally valid and effective and Enforceable against the Company.
     (g) No Material Adverse Changes. Since January 1, 2010, RXi has not experienced or suffered any Material Adverse Effect with respect to the RNAi Platform. Since formation, the Company has not experienced or suffered any Material Adverse Effect. Except for the execution and delivery of this Agreement and the other Transaction Documents, no event or circumstance has occurred or exists with respect to the RNAi Platform, which, under applicable law, rule or regulation, requires public disclosure or announcement by RXi but which has not been so publicly announced or disclosed.
     (h) Actions Pending. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or RXi that questions the validity of this Agreement or any of the other Contemplated Transactions or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth on Schedule 3.01(h) hereto, there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the Knowledge of the Company, threatened against or involving RXi, the Company or any of its properties or assets, which individually or in the aggregate, would reasonably be expected, if adversely determined, to have a Material Adverse Effect. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against RXi or the Company or any officers or directors of RXi or the Company in their capacities as such, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     (i) Compliance with Law. The Company has been and is presently conducting the Business and, RXi has at all times conducted the Business, in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, including, without limitation, the FDCA and Environmental Laws, except such that, individually or in the aggregate, the noncompliance therewith could not reasonably be expected to have a Material Adverse Effect. The Company has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of the Business, as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     (j) Taxes. As of the Effective Date, the Company has no obligations, whether accrued, contingent or otherwise, for unpaid Taxes, other than corporate franchise taxes arising since the Company’s date of incorporation.
     (k) Certain Fees. Except as set forth on Schedule 3.01(k), neither the Company nor RXi has employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the Contemplated Transactions.
     (l) Contracts. Set forth on Schedule 3.01(l) is a complete and accurate list of all Contractual Obligations to which the Company is a party, or by which the Company is bound, whether written or oral (the “Contracts”). The Company has delivered to the Investors accurate and complete copies of all written Contacts, in each case, as amended or otherwise modified and in effect. The Company has delivered to the Investors a written summary setting forth all of the material terms and conditions of all oral Contracts. Each Contract is Enforceable against the Company and, to the Knowledge of the Company, each other party to such Contract, is in full force and effect, and subject to obtaining the Required Approvals, will continue to be so Enforceable and in full force and effect on substantially identical terms following the consummation of the Contemplated Transactions. Neither the Company nor, to the Company’s Knowledge, any other party to any Contract is in material breach or violation of, or default under, or has repudiated any material provision of, any Contract.
     (m) Employees. Set forth on Schedule 3.01(m) is a complete and accurate list of all Persons employed by the Company as of the Effective Date (each, a “Company Employee”), as well as the job title and current and historical compensation for each Company Employee over the past twelve (12) months, which includes, but is not limited to, salary, bonus, vacation, incentive compensation, equity compensation, severance compensation and any other material term to such Company Employee’s employment. No Company Employee has notified the Company or RXi of his or her intention to resign or retire and the Company knows of no such intention to resign or retire. Except as set forth on Schedule 3.01(m), the Company will not be obligated to maintain or contribute to any Employee Plan after the consummation of the Contemplated Transactions.
     (n) Absence of Certain Developments. Except as contemplated by this Agreement and the Advirna Amendment or as set forth on Schedule 3.01(n), since its formation, the Company has not:
     (i) issued any stock, bonds or other corporate securities or any right, options or warrants with respect thereto;
     (ii) incurred any Liability, other than future Liabilities arising under the Contracts after the Effective Date;
     (iii) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

     (iv) sold, assigned or transferred any other tangible assets, or canceled any debts or claims;
     (v) sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights;
     (vi) suffered any material losses or waived any rights of material value, or suffered the loss of any material amount of prospective business;
     (vii) made any changes in employee compensation;
     (viii) made capital expenditures or commitments therefor;
     (ix) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;
     (x) experienced any material problems with labor or management in connection with the terms and conditions of their employment; or
     (xi) entered into an agreement, written or otherwise, to take any of the foregoing actions.
     (o) Governmental Approvals. Except as contemplated by this Agreement or the other Transaction Documents or as set forth on Schedule 3.01(o) hereto, no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the performance by the Company or RXi of their respective obligations under the Transaction Documents.
     (p) Insurance. The Company is, and will be through the Closing Date, covered by the insurance policies of RXi, which policies are in such amounts as management of the Company and RXi believe to be prudent and customary in the businesses in which the Company is engaged. The Company has not been refused any insurance coverage sought or applied for and the Company does not have any reason to believe that it will not be able to obtain insurance coverage from similar insurers as may be necessary to conduct the Business at a cost that would not have a Material Adverse Effect.
     (q) Related Party Transactions. Except for the matters disclosed on Schedule 3.01(q), neither the Company or RXi, nor any officer or director of the Company or RXi (or, to the Company’s or RXi’s Knowledge, any Family Member of any such Person) has any material interest in any material Asset owned by the Company or used in connection with the Business.
     (r) Financial Matters. The Financial Statements (including any notes thereto) (i) were prepared in accordance with the books and records of RXi; (ii) have been prepared in accordance with GAAP, consistently applied (subject, in the case of the Interim Financial Statements, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse, and the absence of footnote disclosure that if presented, would not differ materially from those included in the Audited Financial Statements); and (iii) fairly present the consolidated financial position of RXi as of the respective dates thereof and the consolidated results of the operations of RXi and changes in financial position for the respective periods covered thereby.
     (s) Assets. The Company owns, or, in the case of property held under a lease, license or other Contractual Obligation, has an Enforceable interest in, or adequate rights to use, the RNAi Platform and all of its other properties, rights and assets, whether real or personal and whether tangible or intangible (collectively, the “Assets”). The schedules of the Contribution Agreement set forth a complete and accurate list of all assets, properties and rights of every type and description, whether real or personal, tangible or intangible, included in the Assets. None of the Assets is subject to any Encumbrance, other than a Permitted Encumbrance. The Assets comprise all of the non-cash assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary for the conduct of the Business, as it has historically been conducted by RXi and as it will be conducted by the Company as of the Closing. All material tangible personal property included in the Assets (A) is, in all material respects, adequate and suitable for its present use(s); (B) is in satisfactory working order, operating condition and state of repair (ordinary wear and tear excepted); and (C) has been maintained in all material respects in accordance with normal industry practice. The unaudited opening balance sheet for the Company, as of the Effective Date, is attached hereto as Exhibit I, and sets forth the assets and liabilities of the Company as of such date, after giving effect to the transactions contemplated under the Contribution Agreement.
     (t) Intellectual Property.
     (i) Company IP. The Company owns or has adequate rights to use all Company Technology and all Company Intellectual Property Rights, to the Company’s Knowledge, without any conflict with, or infringement of, the Intellectual Property Rights of others. Except, with respect to the Technology and Intellectual Property Rights licensed to the Company under the Inbound IP Contracts (as defined below), to the extent provided in such Inbound IP Contracts, none of the Company Technology or Company Intellectual Property Rights is in the possession, custody, or control of any Person other than the Company. To the Company’s and RXi’s Knowledge, and except as set forth on Schedule 3.01(t), the Company Technology and Company Intellectual Property Rights included in the Assets comprise all of the material Intellectual Property Rights necessary to conduct the Business.
     (ii) Infringement. To the Knowledge of the Company and RXi, neither the Company nor RXi, through the operation of the Business or otherwise, (A) has interfered with, infringed upon, diluted, misappropriated, or violated any Intellectual Property Rights of any Person; (B) has received any charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property Rights of any Person (including any invitation to license or request or demand to refrain from using any Intellectual Property Rights of any Person in connection with the conduct of the Business or the use of the Company Technology); or (C) has agreed to or has a Contractual Obligation to indemnify any Person for or against any interference, infringement, dilution, misappropriation, or violation with respect to any Intellectual Property Rights. To the Company’s Knowledge, no Person has interfered with, infringed upon, diluted, misappropriated, or violated any Company Intellectual Property Rights.
     (iii) Scheduled Intellectual Property Rights. Schedule 3.01(t)(iii) identifies all patents, patent applications, registered trademarks and copyrights, applications for trademark and copyright registrations, domain names, registered design rights, and other forms of registered Intellectual Property Rights and applications therefor, owned by or exclusively licensed to the Company (collectively, the “Company Registrations”). Schedule 3.01(t)(iii) also identifies each trade name, each unregistered trademark, service mark, or trade dress, and each unregistered copyright owned or exclusively licensed by the Company that, in each case, is material to the Business. For purposes of this Agreement, all items listed on Schedule 3.01(t)(iii) shall be called “Scheduled Intellectual Property Rights”. Schedule 3.01(t)(iii) specifically identifies those items of Scheduled Intellectual Property Rights that are exclusively or co-exclusively licensed to the Company, including the identification of the Contractual Obligation pursuant to which each such Intellectual Property Right is licensed. For each of the Company Registrations, Schedule 3.01(t)(iii) includes the following information: (A) for each patent and patent application, the title, patent number or application serial number, jurisdiction, filing date, date issued (if applicable), inventors, owner of record, and present status thereof; (B) for each registered trademark and trademark application, the mark, application serial number or registration number, jurisdiction, filing date, registration date (if applicable), class of goods or services covered, description of goods or services, owner of record, and present status thereof; (C) for each domain name, the registration date, any renewal date, owner of record, and name of the registrar; (D) for each copyright registration and copyright application, the title of the work, number and date of such registration or application, owner of record, and jurisdiction; and (E) any actions that must be taken within ninety (90) days after the Closing Date for the purposes of obtaining, maintaining, perfecting, preserving, or renewing any Company Registrations, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to office actions, documents, applications, or certificates. Each of the Company Registrations is valid, subsisting, and Enforceable.
     (iv) IP Contracts. Schedule 3.01(t)(iv) identifies under separate headings each Contractual Obligation, whether written or oral, (A) under which the Company uses or licenses a material item of Company Technology or any material Company Intellectual Property Rights that any Person besides the Company owns, in each case, other than off-the-shelf software with a cost of $1,000 or less (the “Inbound IP Contracts”); (B) under which the Company has granted any Person any right or interest in any material Company Intellectual Property Rights including any right to use any material item of Company Technology (the “Outbound IP Contracts”); and (C) that otherwise affects the Company’s use of or rights in the material Company Technology or any material Company Intellectual Property Rights (including settlement agreements and covenants not to sue) (such Contractual Obligations, together with the Inbound IP Contracts and Outbound IP Contracts, the “IP Contracts”). Except as provided in the Inbound IP Contracts, or as otherwise disclosed on Schedule 3.01(t)(iv), the Company does not owe any royalties or other payments to any Person for the use of any Intellectual Property Rights or Technology. The Company has delivered to the Investors accurate and complete copies of each of the IP Contracts (or, where an IP Contract is an oral agreement, an accurate and complete written description of such IP Contract), in each case, as amended or otherwise modified and in effect.
     (v) Title to Company Technology and Company Intellectual Property Rights.
                    (A) The Company owns or has adequate rights to use each material item of Company Technology and Company Intellectual Property Rights that is not licensed to the Company pursuant to an Inbound IP Contract identified on Schedule 3.01(t)(iv), free and clear of any Encumbrance other than a Permitted Encumbrance, and licenses granted in the Outbound IP Contracts identified on Schedule 3.01(t)(iv).
                    (B) With respect to (i) each material item of Company Technology and Company Intellectual Property Rights that is not licensed to the Company pursuant to an Inbound IP Contract identified on Schedule 3.01(t)(v)(B) and (ii) to the Company’s Knowledge, all material Company Technology and Company Intellectual Property Rights licensed to the Company on an exclusive or co-exclusive basis, such item or right is not subject to any outstanding Government Order, and no Action (including any opposition, interference, or re-examination) is pending or, to the Company’s Knowledge, threatened, which challenges the legality, validity, enforceability, use, or ownership of such right or item.
     (vi) Confidentiality and Invention Assignments. The Company and RXi have maintained commercially reasonable practices to protect the confidentiality of the Company’s confidential information and trade secrets and have required all employees and other Persons with access to the Company’s confidential information to execute Enforceable Contractual Obligations requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Company or RXi, as applicable. All current and former employees and contractors of the Company and RXi who contributed to the Company Technology have executed Enforceable Contractual Obligations that assign to the Company or RXi, as applicable, all of such Person’s respective rights, including Intellectual Property Rights, relating to such product or service. RXi has assigned all such rights to the Company pursuant to the Contribution Agreement.
     (u) Suppliers. None of the Company’s suppliers has cancelled, terminated or otherwise materially altered (including any material increase in the prices charged or paid, as the case may be) or notified the Company of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material increase in the prices charged or paid as the case may be) its relationship with the Company. As of the date hereof, to the Company’s Knowledge, there is no reason to believe that there will be any material change in the relationships of the Company with such suppliers as a result of the Contemplated Transactions.

     (v) Debt; Guarantees. As of the Effective Date, the Company has no Liabilities in respect of Debt and the Company does not have any Liability in respect of a Guarantee of any Debt or other Liability of any other Person.
     (w) Disclosure.
     (i) Neither this Agreement, the Transaction Documents or the Schedules hereto or thereto, nor any other documents, certificates or instruments or portions thereof furnished to the Investors by or on behalf of the Company or RXi in connection with the Contemplated Transactions (but only to the extent that such documents, certificates or instruments were prepared by or on behalf of the Company or RXi and excluding any third-party information), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.
     (ii) To the Knowledge of RXi and the Company, no documents, certificates or instruments or portions thereof that were: (A) furnished to the Investors by or on behalf of the Company or RXi in connection with the Contemplated Transactions, and (B) prepared by any third party (other than on behalf of the Company or RXi, which materials are referenced above in Section 3.01(w)(i)), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.
     Section 3.02 Representations and Warranties of the Investors. Each of the Investors hereby represents and warrants to the Company and RXi, severally but not jointly, and with respect solely to itself and not with respect to any other Investor, as follows as of the Effective Date and as of the Closing Date:
     (a) Organization and Standing of the Investors. Such Investor is duly organized, validly existing and in good standing under the laws of the State of Delaware.
     (b) Authorization and Power. Each Investor has the requisite power and authority to enter into and perform the Transaction Documents and to purchase the Preferred Shares being sold to it hereunder. The execution and delivery of the Transaction Documents and the performance of the Contemplated Transactions by each Investor has been duly authorized. When executed and delivered by the Investors, the Transaction Documents shall constitute valid and binding obligations of each Investor Enforceable against such Investor.
     (c) Acquisition for Investment. Each Investor is purchasing the Preferred Shares solely for its own account and not with a view to or for sale in connection with distribution. Each Investor does not have a present intention to sell any of the Preferred Shares or the underlying Company Common Stock (the “Conversion Shares” and, with the Preferred Shares, the “Securities”), nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any of the Securities to or through any person or entity; provided, however, that by making the representations herein, such Investor does not agree to hold the

Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with federal and state securities laws applicable to such disposition. Each Investor acknowledges that it (i) has such Knowledge and experience in financial and business matters such that Investor is capable of evaluating the merits and risks of Investor’s investment in the Company; (ii) is able to bear the financial risks associated with an investment in the Securities; and (iii) has been given full access to such records of the Company and to the officers of the Company as it has deemed necessary or appropriate to conduct its due diligence investigation.
     (d) General. Each Investor understands that the Securities are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the applicability of such exemptions and the suitability of such Investor to acquire the Securities. Each Investor understands that no United States federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Preferred Shares.
     (e) No General Solicitation. Each Investor acknowledges that the Securities were not offered to such Investor by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Investor was invited by any of the foregoing means of communications. Each Investor, in making the decision to purchase the Preferred Shares, has relied upon independent investigation made by it and has not relied on any information or representations made by third parties.
     (f) Accredited Investor. Each Investor is an “accredited investor” (as defined in Rule 501 of Regulation D), and such Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities. Such Investor is not required to be registered as a broker-dealer under Section 15 of the Exchange Act or other Legal Requirement and such Investor is not a broker-dealer. Each Investor acknowledges that an investment in the Securities is speculative and involves a high degree of risk.
     (g) Certain Fees. The Investors have not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with the Contemplated Transactions.
     (h) Independent Investment. No Investor has agreed to act with any other Investor for the purpose of acquiring, holding, voting or disposing of the Preferred Shares purchased hereunder for purposes of Section 13(d) under the Exchange Act, and each Investor is acting independently with respect to its investment in the Preferred Shares.

ARTICLE IV
COVENANTS OF THE PARTIES
     Section 4.01 Commercially Reasonable Efforts; Notices and Consents. Subject to the terms and conditions of this Agreement, from the Effective Date to the Closing, or the earlier termination of this Agreement pursuant to Article VIII, each of the parties hereto shall use its commercially reasonable efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to Governmental Authorities or other Persons, to obtain or cause to be obtained all authorizations, consents, waivers, approvals, permits or orders from Governmental Authorities or other Persons, and to do or cause to be done all other things necessary, proper or advisable, in order to consummate and make effective the Contemplated Transactions as soon as practicable following the Effective Date (including satisfaction, but not waiver, of the closing conditions set forth in Articles V and VI) and to allow the Business to be operated following the Closing in the same manner as it is operated prior to the Closing and in substantially the same manner as it has been operated prior to the Effective Date.
     Section 4.02 Operation of the Business.
     (a) Conduct of the Business Generally. From the Effective Date until the Closing, or the earlier termination of this Agreement in accordance with Article VIII, without the prior written consent of the Investors, the Company shall, and RXi shall cause the Company to:
     (i) conduct the Business only in the Ordinary Course of Business and in all material respects in accordance with all applicable Legal Requirements;
     (ii) use commercially reasonable efforts to maintain the value of the Business as a going concern;
     (iii) use commercially reasonable efforts to preserve intact its business organization and relationships with third parties (including licensors, suppliers, and employees); and
     (iv) consult with the Investors prior to taking any action material to the Business or entering into any transaction that may be of strategic importance or material to the Company.
     (b) Specific Prohibitions. Without limiting the generality or effect of Section 4.02(a), from the Effective Date until the Closing, or the earlier termination of this Agreement in accordance with Article VIII, without the prior written consent of the Investors, and except as specifically contemplated herein or in the other Transaction Documents or as set forth in Schedule 4.02(b), the Company shall not take any of the following actions:
     (i) amend its Organizational Documents, effect any split, combination, reclassification or similar action with respect to its capital stock or other Equity Interests or adopt or carry out any plan of complete or partial liquidation or dissolution;

     (ii) issue, sell, grant or otherwise dispose of any of its Equity Interests or other securities, or amend any term of any of its outstanding Equity Interests or other securities;
     (iii) (A) make any declaration or payment of, or set aside funds for, any dividend or other distribution with respect to any of its capital stock or other Equity Interests (other than to effect the Spin-Off) or (B) repurchase, redeem, or otherwise acquire or cancel any of its capital stock or other Equity Interests;
     (iv) become liable in respect of any Guarantee or incur, assume or otherwise become liable in respect of any Debt;
     (v) (A) merge or consolidate with any Person; (B) acquire any material assets, except for acquisitions of assets, equipment and raw materials in the Ordinary Course of Business; or (C) make any loan, advance or capital contribution to, acquire any Equity Interests in, or otherwise make any investment in, any Person;
     (vi) permit any of its material Assets to become subject to an Encumbrance (other than a Permitted Encumbrance) or sell, lease, license or otherwise dispose of any of its material Assets;
     (vii) increase any benefits under any Employee Plan or increase the Compensation payable or paid, whether conditionally or otherwise, to any employee, officer, director or consultant of the Company;
     (viii) make any material change in its methods of accounting or accounting practices (including with respect to reserves), payment or credit practices, fail to pay any creditor any material amount owed to such creditor when due or grant any extensions of credit other than in the Ordinary Course of Business;
     (ix) make, change or revoke any material Tax election; elect or change any method of accounting for Tax purposes; or enter into any Contractual Obligation in respect of Taxes with any Governmental Authority;
     (x) enter into or adopt any material Contractual Obligation or terminate, modify, renew or amend in any material respect (including by accelerating material rights or benefits under) any Contracts;
     (xi) license or otherwise dispose of the rights to use any material patent, trademark or other Intellectual Property Rights or disclose material trade secrets to a third party;
     (xii) use the proceeds under the Bridge Notes in a manner not in accordance with the Operating Budgets, or exceed any line-item expense under any Operating Budget by more than five percent (5%);
     (xiii) appoint or elect any officer or director of the Company;

     (xiv) enter into any Contractual Obligation to do any of the things referred to elsewhere in this Section 4.02(b); or
     (xv) take or omit to take any other action that would cause any of the representations and warranties in Article III to be untrue at, or as of any time prior to, the Closing Date.
     Section 4.03 Access to Premises and Information. From the Effective Date until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE VIII, the Company shall permit the Investors and their Representatives to have full access (at reasonable times and upon reasonable notice) to all Representatives of the Company and to all premises, properties (including for the purposes of environmental inspection), books, records (including Tax records), contracts, financial and operating data and other information and documents of, or pertaining to, the Company, the Assets or the Business, and to make copies of such books, records, contracts, data, information and documents as the Investors or their Representatives may reasonably request.
     Section 4.04 Notice of Developments. From the Effective Date until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE VIII, the Company and RXi shall promptly (and in any event prior to the Closing) notify the Investors in writing (with any such writing to include a written update to the Schedules, to the extent applicable) upon the Company or RXi becoming aware: (i) that any representation or warranty made by the Company or RXi in this Agreement was when made, or has subsequently become, untrue or inaccurate in any material respect; (ii) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or may reasonably be expected to cause any condition to the obligations of any party hereto to effect the Contemplated Transactions not to be satisfied; (iii) of the failure of the Company or RXi to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company or RXi pursuant to this Agreement or any Ancillary Agreement; (iv) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions; (v) of any notice or other communication from any Governmental Authority in connection with the Contemplated Transactions; (vi) of the commencement or initiation or threat of commencement or initiation of any Action regarding the Contemplated Transactions or otherwise involving the Company, the Assets or the Business; (vii) of any material development in any pending Action regarding the Contemplated Transactions or otherwise involving the Company or the Business; or (viii) of any other material development affecting the Assets, Liabilities, Business, financial condition, operations or prospects of the Company. The delivery of any notice pursuant to this Section 4.04 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any Ancillary Agreement or otherwise limit or affect the rights of, or the remedies available to, the Investors. For the avoidance of doubt, the closing conditions set forth in Sections 5.01 and 5.02 and the indemnification provisions of ARTICLE IX shall be read without giving effect to any update to the Schedules or other written notices delivered pursuant to this Section 4.04.

     Section 4.05 Exclusivity. From the Effective Date until the Closing, or the earlier termination of this Agreement in accordance with ARTICLE VIII, the Company and RXi shall not directly or indirectly: (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any Equity Interests in the Company or any merger, recapitalization, share exchange, sale of Assets (other than sales of inventory in the Ordinary Course of Business) or any similar transaction or any other alternative to the Contemplated Transactions (whether such alternative would be accomplished directly with the Company or indirectly through a transaction with RXi), or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. The Company and RXi shall notify the Investors immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).
     Section 4.06 Bridge Notes. Concurrent with the execution and delivery of this Agreement: (i) the Investors will purchase from the Company the Bridge Notes, with an aggregate principal balance of up to $1,500,000, in the respective amounts set forth on Annex I; (ii) the Company shall execute and deliver to the Investors the Security Agreement, in the form attached hereto as Exhibit D, and (iii) RXi shall execute and deliver the Guaranty and the Pledge Agreement, in the forms attached hereto as Exhibits E and I, respectively. On or before the Closing (as defined in the Subscription Agreement), RXi shall deliver to the Investors an opinion from TroyGould PC, counsel to the Company and RXi (or other counsel reasonably acceptable to the Investors), its opinion with respect to the Bridge Note and the Subscription Agreement to the effect set forth in Exhibit H-1 attached hereto.
     Section 4.07 Expenses.
     (a) Except as set forth herein, RXi shall bear all out-of-pocket fees and expenses incurred by RXi or the Company in connection with the negotiation and execution of the Transaction Documents and the consummation of the Contemplated Transactions, including, without limitation, all fees and expenses relating to the Exchange Act Registration and the Securities Act Registration; provided, however, that the Company, alone, will bear all stock exchange listing and quotation fees arising under the Spin-Off (if any).
     (b) Except as set forth herein, the Investors shall bear all out-of-pocket fees and expenses incurred by the Investors in connection with the negotiation and execution of the Transaction Documents and the consummation of the Contemplated Transactions.
     (c) Notwithstanding the foregoing, the Company will, within 30 days after the Closing, reimburse: (i) RXi for up to $250,000 of its out-of-pocket expenses incurred through the Closing, plus up to $50,000 of fees and expenses incurred by RXi in obtaining valuation or fairness opinions or other investment banking advice, if any, in connection with the negotiation, preparation or implementation of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions; and (ii) the Investors in the aggregate for up to $100,000 of their out-of-pocket expenses incurred through the Closing (collectively, the “Transaction Costs”); provided, further, that in the event that this Agreement is terminated pursuant to either Section 8.01(d) or 8.01(e), then, in addition to other rights and remedies of the terminating party(ies), the non-terminating party(ies) (i.e., the non-breaching party(ies)) shall pay or reimburse the terminating party(ies) for their respective Transaction Costs.
     Section 4.08 Confidentiality.
     (a) RXi acknowledges that the success of the Company after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by RXi, that the preservation of the confidentiality of such information by RXi is an essential premise of the bargain between RXi and the Investors, and that the Investors would be unwilling to enter into this Agreement in the absence of this Section 4.08(a). Accordingly, RXi hereby agrees with the Investors that RXi, its Affiliates and its and its Affiliate’s Representatives shall not, and that RXi shall cause its Affiliates and such Representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Investors, disclose or use, any information involving or relating to the Business or the Company, except as required by applicable Legal Requirements; provided, that the information subject to this Section 4.08(a) will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided, further, that the provisions of this Section 4.08(a) will not prohibit any retention of copies of records or disclosure (A) required by any applicable Legal Requirement so long as reasonable prior notice is given to the Investors and the Company of such disclosure and a reasonable opportunity is afforded the Investors and the Company to contest the same or (B) made in connection with the enforcement of any right or remedy relating to the Transaction Documents. RXi agrees that it shall be responsible for any breach or violation of the provisions of this Section 4.08(a) by any of its Affiliates or its or its Affiliates’ Representatives. Notwithstanding the foregoing, each of the parties hereto and their respective Representatives may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, all as contemplated by Treasury Regulation Section 1.6011-4(b)(3)(iii).
     (b) Certain Confidentiality Agreements. At or prior to the Closing, RXi shall assign to the Company any and all rights that RXi or any Affiliate thereof may have under any confidentiality agreement (or similar Contractual Obligation) relating to the Assets or the Business.
     Section 4.09 Publicity.
     (a) No public announcement or disclosure (including any general announcement to employees, customers or suppliers) will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the Company and the Investors; provided, that the provisions of this Section 4.09 shall not prohibit (a) any disclosure required by any applicable Legal Requirements or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or any Ancillary Agreement or the Contemplated Transactions, provided, further, that in the event of any disclosure pursuant to the foregoing clause (a), the disclosing party shall provide the other parties with at least forty-eight (48) hours prior written notice of the proposed disclosure and provide the other parties with the opportunity to make changes to such disclosure, with the acceptance of such changes not to be unreasonably withheld.
     (b) Notwithstanding the foregoing, RXi shall, no later than 8:30 a.m. (Eastern Time) on the first Business Day following the Effective Date, issue a press release describing the material terms of the Contemplated Transactions (the “Press Release”) and file with the U.S. Securities and Exchange Commission a Current Report on Form 8-K describing the material terms of this Agreement, the Ancillary Agreements and the Contemplated Transactions, which Press Release and Form 8-K (collectively, the “Required Disclosure”) shall be subject to the Investors’ prior review and approval, which will not be unreasonably withheld.
     Section 4.10 Further Assurances.
     (a) From and after the Closing Date, upon the request of the Investors, RXi or the Company, each of the parties hereto shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.
     (b) Neither the Company nor RXi shall take any action that is designed or intended to have the effect of discouraging any licensor, supplier, or employee of the Company or other Person with whom the Company has a relationship from maintaining the same relationship with the Company after the Effective Date as it maintained prior to the Effective Date. RXi shall refer all customer inquiries relating to the Business to the Company.
     Section 4.11 Noncompetition and Non-solicitation. For a period of five (5) years from and after the Closing Date, RXi shall not, and shall not permit, cause or encourage any of their Affiliates to, engage directly or indirectly, as an owner, employee, consultant or otherwise, in all or any portion of the Business (or any business that is competitive with the Business) as it is conducted on the Effective Date or the Closing Date; provided, that no owner of less than two percent (2%) of the outstanding stock of any publicly-traded corporation will be deemed to be so engaged solely by reason thereof in the Business. For a period of five (5) years from and after the Closing Date, RXi shall not, and shall not permit, cause or encourage any of their Affiliates to, recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade, any Person who is an employee of any of the Company to leave the employ of the Company. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.11 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     Section 4.12 Filing of Registration Statement; Trading Market. As promptly as practicable after the Effective Date, the Company shall take such actions as may be necessary to: (a) cause the Company Common Stock to be registered as a class of securities under Section 12 of the Exchange Act, which actions shall include the filing of a registration statement on Form 10 or, if permitted, on Form 8-A (the “Exchange Act Registration”), and (b) list the Company Common Stock for trading or quotation, as the case may be, on any Trading Market (as defined in the Certificate of Designations).
     Section 4.13 Spin-Off; Target Float.
     (a) The Company and RXi shall take such actions as may be necessary or advisable to effect the Spin-Off immediately prior to the Closing, subject to the completion of the Exchange Act Registration and, if applicable, the Securities Act Registration (as defined below). The Spin-Off shall be effected in such a way so as to ensure that the Company Common Stock that is distributed to the RXi stockholders is not deemed “restricted stock” under the Securities Act. To the extent necessary to comply with the foregoing requirement, the Company shall, and RXi shall cause the Company to, file a Registration Statement on Form S-1 (or other form as applicable) to register the Spin-Off under the Securities Act (the “Securities Act Registration”).
     (b) Not later than thirty (30) days prior to the anticipated effective date of the Spin-Off, RXi shall fix a record date for the distribution of the Company Common Stock in the Spin-Off (the “Record Date”). Within two Business Days after the Record Date, RXi shall notify the Investors of the total number of shares of RXi’s common stock, $0.0001 par value per share (“RXi Common Stock”), issued and outstanding as of the Record Date (“Recorded Shares”), as well as the number of outstanding shares of preferred stock and shares issuable underlying outstanding options, warrants and other purchase rights where the holders thereof would be entitled to participate in the Spin-Off (the Recorded Shares, plus the total number of such shares potentially issuable being the “RXi Outstanding Shares”). Following the timely receipt of a report of the total RXi Outstanding Shares, the Investors shall, within five Business Days after the Record Date: (i) confirm with the Company the number of shares of Company Common Stock to be distributed to the RXi stockholders in the Spin-Off (the “Target Float”), calculated in accordance with Annex II, and (ii) notify the Company of the total number of shares of Company Common Stock to be authorized for issuance under the Certificate of Incorporation (the “Authorized Capital”). Following the Company’s receipt of such notice from the Investors, the Company and RXi shall take such actions as may be necessary to adjust the number of shares of Outstanding Common Stock, whether through a stock split, reverse stock split or otherwise, to achieve the Target Float, and shall implement such changes to the Certificate of Incorporation as may be directed by the Investors to the extent that such changes relate to stock splits and/or changes in the authorized number of shares of Company Common Stock.
     (c) For the avoidance of doubt, any adjustments made to the Outstanding Common Stock under Section 4.13(b), whether by stock split, reverse stock split or otherwise (the “Target Float Adjustments”), shall be similarly applied to the Retained Shares and the Advirna Shares, as well as the conversion price for the Preferred Stock so that appropriate adjustments are made in each case to provide that the Outstanding Common Stock will be held in the relative amounts set forth on Annex II (determined on an as-converted basis) immediately after the Closing.
     (d) The Company shall, prior to effectiveness of the Exchange Act Registration and, if applicable, the Securities Act Registration, implement the Target Float Adjustments and designate the Authorized Capital by filing the Certificate of Incorporation with the Delaware Secretary of State.
     Section 4.14 Board of Directors. Upon the earlier of the Closing or the Maturity Date (as defined in the Bridge Notes), the Company and RXi shall take such actions as are necessary to provide that the Board of Directors of the Company will consist of three members, who shall be Mark Ahn, Kevin Tang and Roderick Wong. Each of these directors shall also have tendered their conditional resignations, which will become effective with respect to all three initial directors upon the affirmative vote of two-thirds of the directors, upon the appointment of a new Board of Directors of the Company consisting solely of independent directors, as determined in accordance with NASDAQ Marketplace Rule 5605(a)(2); provided, however, that the Chief Executive Officer or other senior officer of the Company may serve as one of the members of the Board of Directors of the Company.
     Section 4.15 Corporate Name of the Company. Following the Effective Date, the Company and RXi shall take such actions as may be necessary to allow the Company to change its name on or before the Closing to “RXi Pharmaceuticals Corporation” and to thereafter use the stock trading symbol RXII, or any derivative thereof (e.g., RXII.OB or RXII.PK).
     Section 4.16 Corporate Name of RXi. Following the Effective Date, the Company and RXi shall take such actions as may be necessary to allow the Company to change its name on or before the Closing to “RXi Pharmaceuticals Corporation” and, as nearly concurrent to Closing as practicable, to cause RXi to cease using the stock trading symbol RXII, or any derivative thereof (e.g., RXII.OB or RXII.PK) and to allow the Company to thereafter commence the use of that stock trading symbol.
     Section 4.17 RXi Lock-Up. RXi agrees that, without the prior approval of the Board of Directors of the Company, it will not, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Retained Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Retained Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Company Common Stock or such other securities, in cash or otherwise.
     Section 4.18 Advirna Amendment. Concurrent with the execution of this Agreement, the Company shall enter into an amendment to that certain patent and technology assignment agreement by and between Advirna, LLC, a Colorado limited liability company (“Advirna”), and RXi, dated September 21, 2009 (“Advirna Agreement”), to be executed by Advirna and the Company, which amendment shall be substantially in the form attached hereto as Exhibit F (such fully executed amendment, “Advirna Amendment”).

     Section 4.19 RXi Contribution to the Company. Within five (5) Business Days following the issuance of the Required Disclosure, RXi will contribute $1,500,000 to the Company, which shall be recorded as additional paid in capital (the “RXi Contribution”).
     Section 4.20 Subscription Agreement. Concurrently with the execution of this Agreement on the Effective Date, RXi and the Investors shall enter into a subscription agreement providing for the issuance and sale of $2,500,000 of common stock of RXi to the Investors, which agreement shall be in the form attached hereto as Exhibit G (the “Subscription Agreement”), and which offering and sale shall close on the fourth Business Day after the date on which the Required Disclosure is made.
ARTICLE V
CONDITIONS TO THE OBLIGATIONS OF THE INVESTORS AT THE CLOSING.
     The obligations of the Investors to consummate the Spin-Off and the other Contemplated Transactions to be consummated at the Closing are subject to the fulfillment, or, to the extent permitted by law, waiver by the Investors, of each of the following conditions:
     Section 5.01 Representations and Warranties. The representations and warranties of the Company and RXi contained in (a) this Agreement (i) that are not qualified by materiality, Material Adverse Effect, substantial compliance or a similar materiality qualifier will be true and correct in all material respects both when made and at the Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct in all material respects as of such specified date or time and (ii) that are qualified by materiality, Material Adverse Effect, substantial compliance or a similar materiality qualifier will be true and correct in all respects both when made and at the Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.
     Section 5.02 Performance; Default.
     (a) The Company and RXi will have performed and complied with in all material respects, with all agreements, obligations and covenants contained in the Transaction Documents, including those that are required to be performed or complied with by them at or prior to the Closing (which shall include, but not be limited to, the completion of the Spin-Off and the effectiveness of the Exchange Act Registration).
     (b) There shall not have been any Event of Default under the Bridge Notes, as such term is defined thereto.
     Section 5.03 Delivery of Shares. The Company will have delivered to each of the Investors a duly executed stock certificate or certificates evidencing all of the Preferred Shares to be issued to such Investor hereunder.

     Section 5.04 Filing of Certificate of Designation. The Certificate of Designations shall have been adopted and approved by the Company’s Board of Directors as required by applicable law (including without limitation the Delaware General Corporation Law), the Certificate and Bylaws and any agreements to which the Company is a party or is bound, and the Company shall have filed the Certificate of Designations with the Secretary of State of the State of Delaware who shall have accepted the Certificate of Designations for filing, and the Certificate of Designations shall be in full force and effect as of the Closing.
     Section 5.05 Qualification Under Blue Sky Laws. The Company will have obtained qualification of the Securities, including those required pursuant to the Spin-Off, under applicable Blue Sky laws.
     Section 5.06 Delivery of Closing Certificates. The Company and RXi shall have delivered to the Investors the following:
     (a) Secretary Certificate: Certificates, dated as of the Closing Date, signed by the Secretaries of the Company and RXi certifying as to (i) the resolutions adopted by the Boards of Directors of the Company and RXi in connection with the Transaction Documents and the Contemplated Transactions, and (ii) the satisfaction of the conditions set forth in Sections 5.01 and 5.02.
     (b) Good Standing Certificate. A certificate of good standing with respect to the Company issued by the State of Delaware, as of a recent date.
     Section 5.07 Absence of Litigation. No Action will be pending or threatened which seeks a Governmental Order, nor will there be any Governmental Order in effect, that would prevent consummation of any of the Contemplated Transactions, or that would result in any of the Contemplated Transactions being rescinded following consummation.
     Section 5.08 Legal Opinion. The Investors shall have received from TroyGould PC, counsel to the Company and RXi (or other counsel reasonably acceptable to the Investors), its opinion with respect to the Contemplated Transactions to the effect set forth in Exhibit H-2 attached hereto.
     Section 5.09 Consents. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, including the effectiveness of the Exchange Act Registration and, if applicable, the Securities Act Registration, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Investors, and no such authorization, consent or approval will have been revoked.
     Section 5.10 Proceedings and Documents. All corporate and other proceedings of RXi and the Company in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to the Investors and their counsel, and they will have received all such counterpart original and other copies of such documents as they may reasonably request.

     Section 5.11 No Material Adverse Change. Since the Effective Date, there will not have occurred or arisen any events, changes, facts, conditions or circumstances, nor will there exist any events, changes, facts, conditions or circumstances, which individually or in the aggregate have resulted in or would reasonably be expected to result in a Material Adverse Effect.
     Section 5.12 Completion of Contemplated Transactions. The following actions shall have been taken: (i) the Advirna Amendment shall have been fully executed and delivered by the parties thereto; (ii) the Spin-Off shall have been completed and conditions set forth in Section 4.13 shall have been satisfied; (iii) the RXi Contribution shall have been completed; and (iv) the transactions contemplated under the Subscription Agreement shall have been consummated.
     Section 5.13 Required Approvals. The Company shall have obtained all Required Approvals set forth on Schedule 1.01—Required Approvals.
ARTICLE VI
CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING.
     The obligations of the Company to consummate the Spin-Off and the other Contemplated Transactions to be consummated at the Closing are subject to the fulfillment, or, to the extent permitted by law, waiver by the Company of each of the following conditions:
     Section 6.01 Representations and Warranties. The representations and warranties of the Investors contained in this Agreement (a) that are not qualified by materiality will be true and correct in all material respects both when made and at the Closing with the same force and effect as if made as of the Closing Date and (b) that are qualified by materiality will be true and correct in all respects both when made and as at the Closing with the same force and effect as if made as of the Closing Date, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct (or true and correct in all material respects, as applicable) as of such specified date or time.
     Section 6.02 Performance. The Investors will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in the Transaction Documents, including those that are required to be performed or complied with by the Investors at or prior to the Closing.
     Section 6.03 Payment of Purchase Price. Prior to Closing, the Investors will have paid the Cash Portion of the Purchase Price of the Preferred Shares.
     Section 6.04 Compliance Certificate. The Investors will have delivered to the Company a certificate dated as of the Closing Date and signed by duly authorized representatives of the Investors certifying as to the conditions set forth in Sections 6.01 and 6.02.
     Section 6.05 Qualifications. Any applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

     Section 6.06 Absence of Litigation. No Action will be pending or threatened which seeks a Governmental Order, nor will there be any Governmental Order in effect, that would prevent consummation of any of the Contemplated Transactions, or that would result in any of the Contemplated Transactions being rescinded following consummation.
     Section 6.07 Consents. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, including the effectiveness of the Exchange Act Registration and, if applicable, the Securities Act Registration, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Investors, and no such authorization, consent or approval will have been revoked.
     Section 6.08 Proceedings and Documents. All necessary company, partnership and other proceedings of the Investors in connection with the Contemplated Transactions shall have been completed.
     Section 6.09 Ancillary Agreements. Each of the Ancillary Agreements to which the Investors are party will have been executed and delivered to the Company by each of the other parties thereto and the transactions contemplated by the Subscription Agreement shall have been consummated.
ARTICLE VII
REGISTRATION RIGHTS OF THE INVESTORS.
     Section 7.01 Mandatory Registration. The Company shall prepare and file as soon as practicable, but in no event later than thirty (30) days after the Closing Date (the “Filing Deadline”), a Registration Statement covering the resale of twenty percent (20%) of the Conversion Shares underlying the Preferred Shares outstanding immediately following the Closing (collectively, the “Registrable Securities”). The Company shall use its commercially reasonable efforts to have the Registration Statement declared effective by the Commission as soon as practicable, but in no event later than either (i) ninety (90) days after the Closing Date, or (ii) in the event that the Commission reviews the Registration Statement, one hundred twenty (120) days after the Closing Date (but in any event, no later than four Business Days from the Commission indicating that it has no further comments on the Registration Statement) (the “Effectiveness Deadline”). By 9:30 am (Eastern Time) on the second Business Day following the Effectiveness Deadline, the Company shall file with the Commission in accordance with Rule 424 under the Securities Act the final prospectus to be used in connection with sales pursuant to such Registration Statement.
     Section 7.02 Legal Counsel. The Investors shall have the right to select one legal counsel to review and oversee any registration pursuant to this Section VII, which shall be Ropes & Gray LLP, or such other counsel (“Legal Counsel”) as thereafter designated by the Investors. The Company and Legal Counsel shall reasonably cooperate with each other in performing the Company’s obligations under this Section VII.

     Section 7.03 Effect of Failure to File and Obtain and Maintain Effectiveness of Registration Statement. If (a) a Registration Statement covering all of the Registrable Securities required to be covered thereby and required to be filed by the Company pursuant to this Agreement is (i) not filed with the Commission on or before the Filing Deadline (a “Filing Failure”) or (ii) not declared effective by the Commission on or before the Effectiveness Deadline (an “Effectiveness Failure”) or (b) on any day after the Effectiveness Deadline, sales of all of the Registrable Securities required to be included on such Registration Statement cannot be made pursuant to such Registration Statement (including, without limitation, because of a failure to keep such Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to such Registration Statement or to register a sufficient number of shares of common stock) or Rule 144 under the Act (a “Maintenance Failure”) then, as partial relief for the damages to any holder by reason of any such delay in or reduction of its ability to sell the underlying shares of common stock (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each holder of Registrable Securities relating to such Registration Statement an amount in cash equal to two percent (2.0%) of such holder’s pro rata interest in the Purchase Price, as reflected on Annex I, attributable to the portion of the Registrable Securities so affected by the Filing Failure or Maintenance Failure, as applicable, on each of the following dates: (i) the day of a Filing Failure and monthly thereafter (pro rated for partial months) until such Filing Failure is cured, with a maximum penalty of twelve months applied to such holder’s pro rata interest in the Purchase Price; (ii) the day of an Effectiveness Failure and monthly thereafter (pro rated for partial months) until such Effectiveness Failure is cured, with a maximum penalty of twelve months applied to such holder’s pro rata interest in the Purchase Price; and (iii) the initial day of a Maintenance Failure and monthly thereafter (pro rated for partial months) until such Maintenance Failure is cured, with a maximum penalty of twelve months applied to such holder’s pro rata interest in the Purchase Price. The payments to which a holder shall be entitled pursuant to this Section 7.03 are referred to herein as “Registration Delay Payments.” The first such Registration Delay Payment shall be paid within three (3) Business Days after the event or failure giving rise to such Registration Delay Payment occurred and all other Registration Delay Payments shall be paid on the earlier of (I) the last day of the calendar month during which such Registration Delay Payments are incurred and (II) the third Business Day after the event or failure giving rise to the Registration Delay Payments is cured. In the event the Company fails to make Registration Delay Payments in a timely manner, such Registration Delay Payments shall bear interest at the rate of two percent (2.0%) per month (prorated for partial months) until paid in full. In addition, the Investors shall, among seeking other remedies, be entitled to seek injunctive relief compelling the Company to address the Filing Failure, Effectiveness Failure or the Maintenance Failure. Notwithstanding the foregoing, no Registration Delay Payments shall accrue with regard to any portion of a Filing Failure or Maintenance Failure that occurs or continues after the first anniversary of Closing, provided that the Investors are then eligible to sell the Registrable Securities without limitation under Rule 144 under the Securities Act.
     Section 7.04 Related Obligations. At such time as the Company is obligated to file a Registration Statement with the Commission pursuant to ARTICLE VII, the Company will use its best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations:
     (a) The Company shall submit to the Commission, within two (2) Business Days after the Company learns that no review of a particular Registration Statement will be made by the staff of the Commission or that the staff has no further comments on a particular Registration Statement, as the case may be, a request for acceleration of effectiveness of such Registration Statement to a time and date not later than two (2) Business Days after the submission of such request. The Company shall keep each Registration Statement effective pursuant to Rule 415 at all times until the earlier of (i) the date as of which the Investors may sell all of the Registrable Securities covered by such Registration Statement without restriction pursuant to Rule 144 (or any successor thereto) promulgated under the Securities Act or (ii) the date on which the Investors shall have sold all of the Registrable Securities covered by such Registration Statement (the “Registration Period”). The Company shall ensure that each Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading.
     (b) The Company shall prepare and file with the Commission such amendments (including post-effective amendments) and supplements to a Registration Statement and the prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep such Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 7.04(b)) by reason of the Company filing a report on Form 10-Q, Form 10-K or any analogous report under the Exchange Act, the Company shall have incorporated such report by reference into such Registration Statement, if applicable, or shall file such amendments or supplements with the Commission on the same day on which the Exchange Act report is filed which created the requirement for the Company to amend or supplement such Registration Statement.
     (c) The Company shall (i) permit Legal Counsel to review and comment upon (A) a Registration Statement at least five (5) Business Days prior to its filing with the Commission and (B) all amendments and supplements to all Registration Statements (except for Annual Reports on Form 10-K, and Quarterly Reports on Form 10-Q and any similar or successor reports) within a reasonable number of days prior to their filing with the Commission and (ii) not file any Registration Statement or amendment or supplement thereto in a form to which Legal Counsel reasonably objects. The Company shall not submit a request for acceleration of the effectiveness of a Registration Statement or any amendment or supplement thereto without the prior approval of Legal Counsel, which consent shall not be unreasonably withheld. The

Company shall furnish to Legal Counsel, without charge, (i) copies of any correspondence from the Commission or the staff of the Commission to the Company or its representatives relating to any Registration Statement; (ii) promptly after the same is prepared and filed with the Commission, one copy of any Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, if requested by the Investors, and all exhibits; and (iii) upon the effectiveness of any Registration Statement, one copy of the prospectus included in such Registration Statement and all amendments and supplements thereto. The Company shall reasonably cooperate with Legal Counsel in performing the Company’s obligations pursuant to this ARTICLE VII.
     (d) The Company shall furnish to the Investors without charge, (i) promptly after the Registration Statement including such Investor’s Registrable Securities is prepared and filed with the Commission, at least one copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, if requested by the Investor, all exhibits and each preliminary prospectus; (ii) upon the effectiveness of any Registration Statement, ten (10) copies of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as the Investor may reasonably request); and (iii) such other documents, including copies of any preliminary or final prospectus, as the Investor may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities.
     (e) The Company shall use its best efforts to (i) register and qualify, unless an exemption from registration and qualification applies, the resale by the Investor of the Registrable Securities covered by a Registration Statement under such other securities or “blue sky” laws of all applicable jurisdictions in the United States; (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period; (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 7.06(e); (y) subject itself to general taxation in any such jurisdiction; or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify Legal Counsel and the Investors of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of notice of the initiation or threatening of any proceeding for such purpose.
     (f) The Company shall notify Legal Counsel and the Investors in writing of the happening of any event, as promptly as practicable after becoming aware of such event, as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, nonpublic information), and, promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission, and deliver ten (10) copies of such supplement or amendment to Legal Counsel and the Investors (or such other number of copies as Legal Counsel or the Investors may reasonably request). The Company shall also promptly notify Legal Counsel and the Investors in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to Legal Counsel and the Investors by facsimile on the same day of such effectiveness and by overnight mail); (ii) of any request by the Commission for amendments or supplements to a Registration Statement or related prospectus or related information; and (iii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate.
     (g) The Company shall use its best efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify Legal Counsel and the Investor who holds Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of notice of the initiation or threat of any proceeding for such purpose.
     (h) If a Investor is required under applicable securities law to be described in the Registration Statement as an underwriter, at the reasonable request of the Investor, the Company shall furnish to the Investor, on the date of the effectiveness of the Registration Statement and thereafter from time to time on such dates as the Investor may reasonably request (i) a letter, dated such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Investor and (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, addressed to the Investor.
     (i) If an Investor is required under applicable securities law to be described in the Registration Statement as an underwriter, upon the written request of the Investor in connection with the Investor’s due diligence requirements, if any, the Company shall make available for inspection by (i) the Investor; (ii) Legal Counsel and (iii) one firm of accountants or other agents retained by the Investor (collectively, the “Inspectors”), all pertinent financial and other records, and pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably deemed necessary by each Inspector, and cause the Company’s officers, directors and employees to supply all information which any Inspector may reasonably request; provided, however, that each Inspector shall agree to hold in strict confidence and shall not make any disclosure (except to the Investor) or use of any Record or other information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (a) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in any Registration Statement or is otherwise required under the Securities Act; (b) the release of such Records is ordered pursuant to a final, non-appealable subpoena or order from a court or government body of competent jurisdiction; or (c) the information in such Records has been made generally available to the public other than by disclosure in violation of this or any other Transaction Document. The Investor agrees that it shall, upon learning that disclosure of such Records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the Records deemed confidential. Nothing herein (or in any other confidentiality agreement between the Company and the Investor) shall be deemed to limit the Investor’s ability to sell Registrable Securities in a manner which is otherwise consistent with applicable laws and regulations.
     (j) The Company shall hold in confidence and not make any disclosure of information concerning the Investors provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws; (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement; (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction; or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning the Investors is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to the Investors and allow the Investors, at each Investor’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.
     (k) The Company shall use its best efforts to cause all of the Registrable Securities covered by a Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 7.06(k).
     (l) The Company shall cooperate with the Investors and, to the extent applicable, facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as the Investors may reasonably request and registered in such names as the Investors may request.
     (m) If requested by an Investor, the Company shall (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as the Investor reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Registration Statement if reasonably requested by the Investor.
     (n) The Company shall use its best efforts to cause the Registrable Securities covered by a Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.
     (o) The Company shall otherwise use its best efforts to comply with all applicable rules and regulations of the Commission in connection with any registration hereunder.
     (p) Within two (2) Business Days after a Registration Statement which covers Registrable Securities is ordered effective by the Commission, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Investors) confirmation that such Registration Statement has been declared effective by the Commission.
     Section 7.05 Obligations of the Investors.
     (a) At least five (5) Business Days prior to the first anticipated filing date of a Registration Statement, the Company shall notify each Investor in writing of the information the Company requires from such Investor in order to have that Investor’s Registrable Securities included in such Registration Statement. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Investor that the Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the effectiveness of the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.
     (b) Each Investor, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration Statement hereunder, unless the Investor has notified the Company in writing of the Investor’s election to exclude all of the Investor’s Registrable Securities from such Registration Statement.
     (c) Each Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 7.04(g) or the first sentence of Section 7.04(f), the Investor will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until the Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 7.04(g) or the first sentence of Section 7.04(f) or receipt of notice that no supplement or amendment is required. Notwithstanding anything to the contrary, the Company shall cause its transfer agent to deliver unlegended shares of common stock to a transferee of the Investor in accordance with the terms of this Agreement in connection with any sale of Registrable Securities with respect to which the Investor has entered into a contract for sale prior to the

Investor’s receipt of a notice from the Company of the happening of any event of the kind described in Section 7.04(g) or the first sentence of Section 7.04(f) and for which the Investor has not yet settled.
     (d) Each Investor covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it or an exemption therefrom in connection with sales of Registrable Securities pursuant to the Registration Statement.
     Section 7.06 Expenses of Registration. All expenses incurred in connection with registrations, filings or qualifications pursuant to this Article VII will be borne by the respective parties.
     Section 7.07 Reports under the Exchange Act. With a view to making available to the Investors the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may at any time permit the Investors to sell securities of the Company to the public without registration (“Rule 144”), the Company agrees to:
     (a) make and keep public information available, as those terms are understood and defined in Rule 144;
     (b) file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and
     (c) furnish to the Investors so long as any Investor owns Registrable Securities, promptly upon request, (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act; (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration.
     Section 7.08 Piggyback Rights. Whenever the Company proposes to register any of its common stock or securities convertible into common stock, whether or not for its own account, provided such offering shall be underwritten or placed by a placement agent, the Company will give prompt written notice to the Investors of its intention to effect such a registration (but in no event less than fifteen (15) Business Days prior to the anticipated filing date) and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) Business Days after the date of the Company’s notice (a “Piggyback Registration”). Any Investor may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth Business Day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 7.08 prior to the effectiveness of such registration, whether or not the Investor has elected to include Registrable Securities in such registration. If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), provided, without the consent of the Investor, such number so included shall equal at least thirty percent (30%) of such Investor’s Registrable Securities.
     Section 7.09 Assignment of Registration Rights. The rights under this Article VII shall be automatically assignable by an Investor to any transferee of all or any portion of the Investor’s Registrable Securities if: (i) the Investor agrees in writing with the transferee or assignee to assign such rights and a copy of such agreement is furnished to the Company within a reasonable time after such assignment; (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee and (b) the securities with respect to which such registration rights are being transferred or assigned; (iii) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Securities Act or applicable state securities laws; (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein; and (v) such transfer shall have been made in accordance with the applicable requirements of this Agreement.
     Section 7.10 Preemptive Rights of RXi. For any offering and sale of Company securities that are sold in a capital raising transaction within one year following the Closing (each, a “Subsequent Offering”), RXi will be entitled to preemptive rights to participate (to the extent permitted under the Securities Act) in each Subsequent Offering (“Preemptive Right”). Pursuant to this Preemptive Right, RXi shall be entitled to purchase a portion of the securities offered in each Subsequent Offering equal to RXi’s percentage ownership of the Common Stock of the Company, determined on an as-converted, fully diluted basis, immediately prior to the consummation of such Subsequent Offering. Prior to execution of definitive offering documents for any such Subsequent Offering, RXi shall be provided with the details of such Subsequent Offering, including the security being offered, the offering price and material terms and conditions of the offering. RXi shall then have ten (10) days following receipt of such notice to elect to participate in such Subsequent Offering. For the avoidance of doubt, the offering and sale of Company securities in a transaction, the principal purpose of which is not to raise capital (e.g., exercise of employee stock options, issuance of shares in a merger or acquisition or issuance of shares to a strategic partner) shall not be deemed a “Subsequent Offering” for purposes of this Section 7.10.
     Section 7.11 Indemnification.
     (a) Company Indemnification. The Company will indemnify each Investor who holds Registrable Securities (if Registrable Securities held by such Investor are included in the securities as to which such registration is being effected), each of its officers and directors, partners, members and each person controlling such Investor within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such Registration Statement, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or (ii) any violation by the Company of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to the Company in connection with any such registration, and in each case, the Company will reimburse each such Investor, each of its officers and directors, partners, members and each person controlling such Investor, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on (X) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Investor or controlling person, and stated to be specifically for use therein, (Y) the use by an Investor of an outdated or defective prospectus after the Company has notified such Investor in writing that the prospectus is outdated or defective or (Z) an Investor’s (or any other indemnified person’s) failure to send or give a copy of the prospectus or supplement (as then amended or supplemented), if required, pursuant to Rule 172 under the Securities Act (or any successor rule) to the Persons asserting an untrue statement or alleged untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such person if such statement or omission was corrected in such prospectus or supplement; provided, further, that the indemnity agreement contained in this Section 7.11(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).
     (b) Investor Indemnification. Each Investor holding Registrable Securities will, if Registrable Securities held by such Investor are included in the securities as to which such registration is being effected, severally and not jointly, indemnify the Company, each of its directors and officers, other holders of the Company’s securities covered by such Registration Statement, each person who controls the Company within the meaning of Section 15 of the Securities Act, and each such holder, each of its officers and directors and each person controlling such holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, and only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Investor and stated to be specifically for use therein or (ii) any violation by such Investor of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to such Investor, and in each case, such Investor will reimburse the Company, each other holder, and directors, officers, persons, underwriters or control persons of the Company and the other holders for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that the indemnity agreement contained in this Section 7.11(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such indemnifying Investor (which consent shall not be unreasonably withheld or delayed). The liability of any Investor for indemnification under this Section 7.11(b) in its capacity as a seller of Registrable Securities shall not exceed the amount of net proceeds to such Investor of the securities sold in any such registration.
     (c) Notice and Procedure. Each party entitled to indemnification under this Section 7.11 (the “Indemnified Party”) shall give written notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual Knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or there are separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party (whose consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.
     (d) Contribution. If the indemnification provided for in this Section 7.11 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the untrue statement or omission that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, Knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by an Investor hereunder exceed the proceeds from the offering received by such Investor. The amount paid or payable by a party as a result of any loss, claim, damage or liability shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 7.11 was available to such party in accordance with its terms.
     (e) Survival. The obligations of the Company and the Investors under this Section 7.11 shall survive completion of any offering of Registrable Securities in a Registration Statement and the termination of this Agreement. The indemnity and contribution agreements contained in this Section 7.11 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties and are not in diminution or limitation of other remedies or causes of action that the parties may have under the Transaction Documents.
ARTICLE VIII
TERMINATION
     Section 8.01 Termination of Agreement. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:
     (a) by mutual written consent of the Company and the Investors;
     (b) by either the Company or the Investors if a final non-appealable Governmental Order permanently enjoining or otherwise prohibiting the Contemplated Transactions has been issued by a Governmental Authority of competent jurisdiction;
     (c) by either the Company or the Investors if the Closing has not occurred on or before 5:00 p.m., Eastern Standard Time, on February 20, 2012, which date may be extended from time to time by mutual written consent of the Company and the Investors (such date, as so extended from time to time, the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to the Investors if the failure of the Investors to fulfill or breach by the Investors of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and shall not be available to the Company if the failure of the Company to fulfill or breach by the Company of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and time; provided, further, that if the Closing fails to occur by reason of a breach by one party, the non-breaching party shall be entitled to recover its Transaction Costs, as well as recover any damages available under this Agreement, and the parties acknowledge and agree that the damages that may be eligible for recovery by the Company and RXi in the event of a termination for breach by the Investors shall include amounts incurred or expended by RXi and the Company on the development and maintenance of the RNAi Platform after August 15, 2011 and through the Termination Date;
     (d) by the Company if the Investors are in breach of this Agreement and such breach cannot be cured or, if curable, shall continue unremedied for a period of ten (10) days after the Investors have received written notice from the Company of the occurrence of such failure (provided that in no event shall such ten (10) day period extend beyond the Termination Date); or
     (e) by the Investors if the Company is in breach of this Agreement and such breach cannot be cured or, if curable, shall continue unremedied for a period of ten (10) days after the Company has received written notice from the Investors of the occurrence of such failure (provided that in no event shall such ten (10) day period extend beyond the Termination Date).
Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties.
     Section 8.02 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 8.01, this Agreement (other than the provisions of this Article VIII and Section 4.07 (Expenses), Section 4.08 (Confidentiality), Section 4.09 (Publicity), Section 10.07 (Governing Law), Section 10.08 (Jurisdiction; Venue; Service of Process) and Section 10.11 (Waiver of Jury Trial), which shall survive such termination) shall then be null and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any liability of any party to any other party, except for liabilities arising in respect of material breaches under this Agreement by any party prior to such termination.
ARTICLE IX
INDEMNIFICATION.
     Section 9.01 General Indemnity. Subject to Section 9.03, each of the Company and RXi agrees to indemnify and hold harmless the Investors (and their respective directors, officers, affiliates, members, managers, employees, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by the Investors as a result of claims brought by third parties arising out of or relating to any breach of the representations, warranties or covenants made in the Transaction Documents by the Company or RXi, respectively.
     Section 9.02 Indemnification Procedure. Any party entitled to indemnification under Section 9.01 (an “SPA Indemnified Party”) will give written notice to the indemnifying party of any matter giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under Section 9.01 except to the extent, and then only to the extent, that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action, proceeding or claim is brought against an SPA Indemnified Party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnifying party a conflict of interest between it and the SPA Indemnified Party exists with respect to such action, proceeding or claim (in which case the indemnifying party shall be responsible for the reasonable fees and expenses of one separate counsel for the indemnified parties), to assume the defense thereof with counsel reasonably satisfactory to the SPA Indemnified Party. In the event that the indemnifying party advises an SPA Indemnified Party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice (the “Defense Period”) to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the SPA Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the SPA Indemnified Party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding, only to the extent incurred after the expiration of the Defense Period, shall be losses subject to indemnification hereunder. The SPA Indemnified Party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the SPA Indemnified Party which relates to such action or claim. The SPA Indemnifying Party shall keep the SPA Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the SPA Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this ARTICLE IX to the contrary, the indemnifying party shall not, without the SPA Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the SPA Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the SPA Indemnified Party of a release from all liability in respect of such claim. The indemnification obligations to defend the SPA Indemnified Party required by this ARTICLE IX shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the SPA Indemnified Party shall refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar rights of the SPA Indemnified Party against the indemnifying party or others, including for breach of contract, fraud or otherwise and (ii) any liabilities that the indemnifying party may be subject to pursuant to the law.
     Section 9.03 Survival. The representations and warranties contained in this Agreement shall survive the Closing, except that all such representations and warranties shall expire on the date twenty-four (24) months after the Closing Date, except with respect to and to the extent of any claims of which written notice specifying in reasonable detail, the nature and amount of the claims, has been given prior to such expiration.
ARTICLE X
MISCELLANEOUS
     Section 10.01 Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or (if a facsimile number is provided below) sent by facsimile (subject to electronic confirmation of good facsimile transmission). Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally; (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service; (c) the day of sending, if sent by facsimile prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day; or (d) five Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:
     If to RXi or the Company (prior to the Closing), to:
Galena Biopharma, Inc.
310 N. State Street, Suite 708
Lake Oswego, Oregon 07034
Facsimile number: (503) 400-6611
Attention: Mark J. Ahn
     with a copy (which shall not constitute notice) to:
TroyGould PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067
Facsimile number: 310-201-4746
Attention: Attention: Dale E. Short, Esq.
     If to the Investors, to:
Tang Capital Partners, LP
4401 Eastgate Mall
San Diego, CA 92121
Facsimile number: (858) 200-3837
Attention: Kevin Tang
and

RTW Investments, LLC
1350 Avenue of the Americas, Suite 2801
New York, NY 10019
Facsimile number: (646) 597-6998
Attention: Roderick Wong
     with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
3 Embarcadero Center
San Francisco, CA 94111
Facsimile number: (415) 315-6026
Attention: Ryan A. Murr, Esq.
Each of the parties to this Agreement may specify a different address or addresses or facsimile number or facsimile numbers by giving notice in accordance with this Section 10.01 to each of the other parties hereto.
     Section 10.02 Succession and Assignment; No Third-Party Beneficiaries. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties, and any attempt to do so will be null and void ab initio; provided, that (a) either of the Investors may assign this Agreement and any or all of its rights and interests hereunder to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as such Investor is not relieved of any liability or obligations hereunder, and (b) either of the Investors may assign this Agreement and any or all of its rights and interest hereunder to any purchaser of all or substantially all its assets or designate such purchaser to perform its obligations hereunder; and provided further, that RXi may assign this Agreement and any or all of its rights and interest hereunder to any purchaser of all or substantially all its assets, provided that the assignee delivers to the Investors an undertaking agreeing in writing to assume RXi’s obligations under this Agreement and the Ancillary Agreements. Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, it is hereby acknowledged and agreed by the parties hereto that an SPA Indemnified Party that is not party hereto is intended to be an express third party beneficiary of this Agreement.
     Section 10.03 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, the Company and the Investors, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.
     Section 10.04 Entire Agreement. This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein and therein.
     Section 10.05 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (e.g., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.
     Section 10.06 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.
     Section 10.07 Governing Law. This Agreement, the rights of the parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the domestic substantive laws of the State of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
     Section 10.08 Jurisdiction; Venue; Service of Process.
     (a) Jurisdiction. Each of the parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of California, or if such Action may not be brought in federal court, then the Superior Court of the State of California for the purpose of any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions; (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
     (b) Venue. Each of the parties to this Agreement agrees that for any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, such party shall bring such Action only in a court of competent jurisdiction located in the City and County of San Francisco, California. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.
     (c) Service of Process. Each of the parties to this Agreement hereby (i) consents to service of process in any Action among any of the parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions in any manner permitted by California law; (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.01, will constitute good and valid service of process in any such Action; and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.
     Section 10.09 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting a bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

     Section 10.10 Independent Nature of Investors. The Company and RXi acknowledge that the obligations of each Investor under the Transaction Documents are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under the Transaction Documents. The Company acknowledges that the decision of each Investor to purchase Preferred Shares pursuant to this Agreement has been made by such Investor independently of any other purchase and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have made or given by any other Investor or by any agent or employee of any other Investor, and no Investor or any of its agents or employees shall have any liability to any Investor (or any other person) relating to or arising from any such information, materials, statements or opinions. The Company and RXi acknowledge that nothing contained herein, or in any of the Contemplated Transactions, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Contemplated Transactions. The Company acknowledges that it has elected to provide all Investors with the same terms and conditions for the convenience of the Company and not because it was required or requested to do so by the Investors. The Company acknowledges that such procedure with respect to any of the Contemplated Transactions in no way creates a presumption that the Investors are in any way acting in concert or as a group with respect to any of the Contemplated Transactions. The Company acknowledges that each Investor shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Contemplated Transactions, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.
     Section 10.11 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

IN WITNESS WHEREOF, each of the undersigned has executed this Securities Purchase Agreement as of the date first above written.

THE COMPANY:	RNCS, INC.

	By:	/s/ Mark J. Ahn Name: Mark J. Ahn, Ph.D.
Title: President and CFO

RXI:	RXI PHARMACEUTICALS CORPORATION

	By:	/s/ Mark J. Ahn Name: Mark J. Ahn, Ph.D.
Title: President and CEO

TANG:	TANG CAPITAL PARTNERS, LP

	By:	/s/ Kevin Tang Name: Kevin Tang
Title: Managing Director

RTW:	RTW INVESTMENTS, LLC

	By:	/s/ Roderick Wong Name: Roderick Wong
Title: Managing Member
[Signature page to the Series A Securities Purchase Agreement]

Exhibit Index

Exhibit A	Pledge, Assignment and Security Agreement
Exhibit B	Bridge Notes
Exhibit C	Certificate of Designations
Exhibit D	Security Agreement
Exhibit E	General Continuing Guaranty
Exhibit F	Advirna Amendment
Exhibit G	Subscription Agreement
Exhibit H-1	Legal Opinion
Exhibit H-2	Legal Opinion
Exhibit I	Opening Balance Sheet

Annex I

	Preferred Stock Purchased		Bridge Loan Amounts
Investor Name	Dollars	No. of Shares	Tranche 1	Tranche 2	Tranche 3
Tang	$9,000,000		$473,684.21	$473,684.21	$473,684.21

RTW	$500,000		$26,315.79	$26,315.79	$26,315.79

Annex II
Distribution of Shares as of Closing*
The following calculations set forth, among other things, the number of shares of common stock of the Company that will be distributed to the holders of RXi Common Stock on the Record Date, based (1) on a one-for-one distribution with respect to each share RXi Common Stock and (2) the distribution by RXi of two-thirds of the total shares of common stock of the Company held by RXi immediately prior to the Spin-Off.

Determination of Target Float	A = B

Determination of Retained Shares	C = (B ÷ 0.08) * 0.04

Determination of Advirna Shares	D = (B ÷ 0.08) * 0.05

Determination of Conversion Shares	E = (B ÷ 0.08) * 0.83

Series A Preferred Conversion Rate	F = E ÷ G

*	All figures calculated and reflected on an as-converted basis

Definitions:	A = Target Float
B = Recorded Shares
C = Retained Shares
D = Advirna Shares
E = Conversion Shares
F = Series A Preferred Conversion Rate
G = Total Shares Series A Preferred Issued and Outstanding at Closing